Exhibit 99.1

News Release

Michael Monahan (651) 250-2809 Andrew Hedberg (651) 250-2185 Cairn Clark (651) 250-2291

ECOLAB FIRST QUARTER REPORTED DILUTED EPS $0.60;

ADJUSTED DILUTED EPS $0.82, +1%;

CONTINUE TO EXPECT STRONG SECOND HALF 2022 EARNINGS GROWTH

FIRST QUARTER HIGHLIGHTS:

●	Very strong first quarter sales growth, driven by strong volume gains and accelerating pricing that overcame surging delivered product cost inflation in a rapidly changing global operating environment.
●	Reported sales +13% versus last year. Acquisition adjusted fixed currency sales +12%.
●	Reported diluted EPS $0.60, -10% versus last year.
●	Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $0.82, +1% versus last year. Adjusted diluted EPS includes $0.06 per share of Purolite amortization.
●	The earnings increase reflects accelerating pricing and strong volume growth which overcame substantial incremental increases in delivered product costs following the start of the war in Eastern Europe and further headwinds from unfavorable currency translation.

	First Quarter Ended March 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2022	2021	Change	2022	2021	Change
Net sales	$3,266.7	$2,885.0	13%	$3,266.7	$2,885.0	13%
Operating income	254.5	297.3	(14)%	331.5	329.7	1%
Net income attributable to Ecolab	171.9	193.6	(11)%	236.5	233.9	1%

Diluted earnings per share attributable to Ecolab	$0.60	$0.67	(10)%	$0.82	$0.81	1%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2022	2021	Change	2022	2021	Change
Net sales	$3,255.4	$2,808.3	16%	$3,255.4	$2,808.3	16%
Operating income	251.7	284.1	(11)%	328.7	316.5	4%

ST. PAUL, Minn., April 26, 2022: First quarter adjusted earnings reflected double-digit sales growth, driven by very strong Institutional & Specialty, Industrial and Other segment sales, accelerating pricing and further strong new business wins, that overcame continued substantial delivered product cost inflation and unfavorable currency translation in a rapidly changing global operating environment.

CEO Comment

Commenting on the quarter, Christophe Beck, Ecolab’s president and chief executive officer, said, “First quarter earnings were consistent with our expectations, even though the operating environment was not. Our very strong sales growth, driven by improved volume gains and rapidly increasing pricing, overcame surging delivered product cost inflation. Sales growth accelerated further from the fourth quarter, led by double-digit gains in our Institutional & Specialty, Industrial and Other segments, while the Healthcare & Life Sciences segment declined versus a strong increase last year. Raw material and freight costs increased an estimated 25% versus last year, exacerbated by the start of the war in Eastern Europe during the last month of the quarter, and added an estimated $0.55 per share of year-on-year incremental costs to the first quarter alone. Importantly, our team reacted aggressively and continued to accelerate our pricing, which reached 5% in the quarter, up from 3% in the fourth quarter. This strong pricing momentum, along with robust new business gains, and benefits from innovation and digital automation and services, helped us to fully overcome these unprecedented headwinds.

“Looking ahead, we remain focused on continuously strengthening our long-term business fundamentals by driving strong new business, accelerating pricing and leveraging margin improvement through innovation and productivity. While we expect the impact of substantial raw material and cost inflation to increase further in the second quarter and remain high for the balance of the year, we are also very pleased with our progress on pricing, and now expect it to be in the 6% to 7% range for the balance of the year. In addition, to offset the rapid rise in energy costs following the start of the war in Eastern Europe thus impacting the full second quarter, we have begun to roll out a global temporary energy surcharge of up to 12%, which is expected to develop progressively through the year. Despite the substantial cost headwinds, we expect our combined pricing actions (which include our ongoing structural pricing and the energy surcharge), along with strong volume growth and long-term productivity improvements, to yield second quarter adjusted diluted earnings per share approaching last year’s $1.22. Further, as our current pricing actions roll out through this year, we believe they will result in accelerating earnings growth through the second half and deliver low-teens growth in adjusted diluted earnings per share for the full year 2022, understanding there is uncertainty in the timing of the realization of the surcharge which will become more clear as we exit the second quarter.

“With our continued strong long-term macro drivers, strengthened value proposition and improved competitive advantages, we remain confident we are taking the right steps to deliver superior long-term growth and shareholder returns.”

First Quarter 2022 Consolidated Results

Ecolab’s first quarter reported sales increased 13%, fixed currency sales increased 16% and acquisition adjusted fixed currency sales increased 12% when compared to the prior year.

First quarter 2022 reported operating income decreased 14% and includes the impact of special charges, which were primarily related to Purolite acquisition costs, COVID-related charges and charges related to our operations in Russia. Adjusted operating income increased 1% while adjusted fixed currency operating income increased 4%. The adjusted operating income gain reflects accelerating structural pricing and strong volume growth which overcame substantially higher delivered product costs and unfavorable mix.

Reported interest expense increased 3% as interest on new debt issued to fund the Purolite acquisition was partially offset by benefits from debt refinancing transactions completed last year.

The reported income tax rate for the first quarter of 2022 was 20.7% compared with the reported rate of 25.2% in the first quarter of 2021. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the first quarter of 2022 was 19.5% compared with the adjusted tax rate of 19.7% in the first quarter of 2021.

First quarter 2022 reported net income decreased 11% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 1% versus the prior year.

Reported diluted earnings per share decreased 10% versus the prior year. Adjusted diluted earnings per share increased 1% when compared against the first quarter 2021. Adjusted diluted earnings per share includes $0.06 of Purolite amortization. Currency translation had a $0.03 unfavorable impact on first quarter 2022 earnings per share.

Ecolab reacquired approximately 1.5 million shares of its common stock during the first quarter of 2022.

First Quarter 2022 Segment Review

Global Industrial

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,557.0	$1,384.9	12%	12%
Operating income	189.2	209.8	(10)%	(10)%
Operating income margin	12.2%	15.1%
Acq. adj. operating income margin	12.1%	15.1%

Public currency
Sales	$1,565.7	$1,431.0	9%
Operating income	191.4	220.3	(13)%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 12%. Strong double-digit growth across all divisions was driven by accelerating structural pricing and new business wins. Acquisition adjusted fixed currency operating income decreased 10% as accelerating structural pricing and increased volume were more than offset by significantly higher delivered product costs and unfavorable mix.

Global Institutional & Specialty

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,005.1	$844.1	19%	19%
Operating income	110.8	61.9	79%	79%
Operating income margin	11.0%	7.3%
Acq. adj. operating income margin	11.0%	7.3%

Public currency
Sales	$1,007.0	$857.4	17%
Operating income	111.1	62.0	79%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales increased 19%. Strong growth in the Institutional division reflected improved volume gains, good new business wins, new innovation and structural pricing despite a stalled recovery in restaurant and lodging activity due to extended COVID-related impacts and customer staffing shortages. Specialty sales showed good growth as strong quickservice sales were partially offset by lower food retail sales, in part due to customer staffing shortages impacting cleaning intensity. Acquisition adjusted fixed currency operating income increased 79% as very strong volume growth and accelerating structural pricing overcame higher delivered product costs and sales force investments.

Global Healthcare & Life Sciences

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$362.6	$281.1	29%	(7)%
Operating income	44.1	42.6	4%	(42)%
Operating income margin	12.2%	15.2%
Acq. adj. operating income margin	9.4%	15.2%

Public currency
Sales	$362.8	$292.7	24%
Operating income	44.2	45.0	(2)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales decreased 7% compared to a 14% increase last year when sales benefited from strong COVID-related demand. Acquisition adjusted fixed currency operating income decreased 42%, primarily reflecting the comparison to the very strong sales volume gain last year (when operating income grew 90%) and higher delivered product costs; these were partially offset by accelerating structural pricing.

Other

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$296.0	$265.4	12%	12%
Operating income	37.2	32.3	15%	15%
Operating income margin	12.6%	12.2%
Acq. adj. operating income margin	12.6%	12.2%

Public currency
Sales	$296.4	$270.7	9%
Operating income	37.5	32.9	14%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 12%. Growth was led by double-digit gains in Pest Elimination and Textile Care. Acquisition adjusted fixed currency operating income increased 15% as accelerating structural pricing overcame higher delivered product costs.

Corporate

(unaudited)	First Quarter Ended March 31
(millions)	2022	2021

Public currency
Sales	$34.8	$33.2

Corporate operating expense
Nalco and Purolite amortization	52.7	30.5
Special (gains) and charges	77.0	32.4
Total Corporate operating expense	$129.7	$62.9

First quarter of 2022 corporate segment includes:

●	sales of $35 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $30 million related to the Nalco merger intangible assets and $23 million related to Purolite acquisition intangible assets
●	net special charges of $77 million that primarily reflected Purolite acquisition costs, COVID-related charges and charges related to our operations in Russia as discussed below

Special gains and charges for the first quarter of 2021 were a net charge of $32 million and primarily included restructuring charges and COVID-related charges.

Comment on Russia Operations

In light of Russia’s invasion of Ukraine and the sanctions against Russia by the United States and other countries, Ecolab has made the determination that it will limit its Russian business to operations that are essential to life, providing minimal support for its healthcare, pharma, food and beverage and certain water businesses. Ecolab may further narrow its presence in Russia depending on future developments. Ecolab’s Russian operations represented approximately 1% of Ecolab’s 2021 annual sales.

2022 Business Outlook

We assume continued, if uneven, global economic growth in 2022 as global COVID impacts generally move behind us. In this rapidly changing environment, we remain focused on continuing to drive strong new business gains, pricing, and margin improvement. While we expect the impact of substantial raw material and cost inflation to increase further in the second quarter and remain high for the balance of the year, we are also very pleased with our progress on structural pricing, and now expect it to be in the 6% to 7% range for the balance of the year. In addition, to offset the rapid rise in energy costs following the start of the war in Eastern Europe thus impacting the full second quarter, we have begun to roll out a global temporary energy surcharge of up to 12%, which is expected to develop progressively through the year. Despite the substantial cost headwinds, we expect our combined pricing actions (which include our ongoing structural pricing and the energy surcharge), along with strong volume growth and long-term productivity improvements, to yield second quarter adjusted diluted earnings per share approaching last year’s $1.22. Further, as our current pricing actions roll out through this year, we believe they will result in accelerating earnings growth through the second half and deliver low-teens growth in adjusted diluted earnings per share for the full year 2022, understanding there is uncertainty in the timing of the realization of the surcharge which will become more clear as we exit the second quarter.

We remain confident in our long-term outlook as our value proposition to help solve the world’s people and planet health needs while improving business health is more important than ever. With our firm pricing execution focus and an inflationary environment that will ultimately ease and lead to higher margins, we expect to continue to leverage our robust growth opportunities to drive superior results for our customers and shareholders.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, global economic conditions, raw material and cost inflation, pricing actions, our Russian operations, and our financial and business performance and prospects, including sales, earnings, and productivity improvements. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution, acceptance and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics in the wake of the COVID-19 pandemic; exposure to global economic, political and legal risks related to our international operations, including the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2022. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite mergers or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2022	2021	Change

Product and equipment sales	$2,624.1	$2,293.4
Service and lease sales	642.6	591.6
Net sales	3,266.7	2,885.0	13%
Product and equipment cost of sales	1,695.6	1,362.9
Service and lease cost of sales	377.8	349.1
Cost of sales (1)	2,073.4	1,712.0	21%
Selling, general and administrative expenses	914.7	862.9	6%
Special (gains) and charges (1)	24.1	12.8
Operating income	254.5	297.3	(14)%
Other (income) expense (1)	(18.8)	(17.0)	11%
Interest expense, net (1)	53.0	51.7	3%
Income before income taxes	220.3	262.6	(16)%
Provision for income taxes	45.6	66.1	(31)%
Net income including noncontrolling interest	174.7	196.5	(11)%
Net income attributable to noncontrolling interest	2.8	2.9
Net income attributable to Ecolab	$171.9	$193.6	(11)%

Earnings attributable to Ecolab per common share
Basic	$0.60	$0.68	(12)%
Diluted	$0.60	$0.67	(10)%

Weighted-average common shares outstanding
Basic	286.2	286.0	0%
Diluted	288.1	288.8	0%

(1) Cost of sales, Special (gains) and charges, Other (income) expense and Interest expense, net in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2022	2021

Cost of sales
Restructuring activities	$2.6	$18.2
Acquisition and integration activities	27.6	-
COVID-19 activities, net	16.3	1.1
Russia/Ukraine charges	6.4	-
Other	-	0.3
Subtotal (a)	52.9	19.6

Special (gains) and charges
Restructuring activities	0.8	3.6
Acquisition and integration activities	7.5	1.2
COVID-19 activities, net	1.5	6.4
Russia/Ukraine charges	11.6	-
Other	2.7	1.6
Subtotal	24.1	12.8

Total special (gains) and charges	$77.0	$32.4

(a) Special charges of $52.0 million and $19.6 million in the first quarter of 2022 and 2021 were recorded in product and equipment cost of sales. Special charges of $0.9 million in the first quarter of 2022 were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	First Quarter Ended March 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2022	2021	Change	2022	2021	Change
Net Sales
Global Industrial	$1,557.0	$1,384.9	12%	$1,565.7	$1,431.0	9%
Global Institutional & Specialty	1,005.1	844.1	19%	1,007.0	857.4	17%
Global Healthcare & Life Sciences	362.6	281.1	29%	362.8	292.7	24%
Other	296.0	265.4	12%	296.4	270.7	9%
Corporate	34.7	32.8	6%	34.8	33.2	5%
Subtotal at fixed currency rates	3,255.4	2,808.3	16%	3,266.7	2,885.0	13%
Currency impact	11.3	76.7	*	-	-	*
Consolidated reported GAAP net sales	$3,266.7	$2,885.0	13%	$3,266.7	$2,885.0	13%

Operating Income (loss)
Global Industrial	$189.2	$209.8	(10)%	$191.4	$220.3	(13)%
Global Institutional & Specialty	110.8	61.9	79%	111.1	62.0	79%
Global Healthcare & Life Sciences	44.1	42.6	4%	44.2	45.0	(2)%
Other	37.2	32.3	15%	37.5	32.9	14%
Corporate	(129.6)	(62.5)	*	(129.7)	(62.9)	*
Subtotal at fixed currency rates	251.7	284.1	(11)%	254.5	297.3	(14)%
Currency impact	2.8	13.2	*	-	-	*
Consolidated reported GAAP operating income	$254.5	$297.3	(14)%	$254.5	$297.3	(14)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31	December 31	March 31
(millions)	2022	2021	2021
Assets
Current assets
Cash and cash equivalents	$99.4	$359.9	$1,189.5
Accounts receivable, net	2,508.2	2,478.4	2,272.0
Inventories	1,589.9	1,491.8	1,347.0
Other current assets	407.0	357.0	341.5
Total current assets	4,604.5	4,687.1	5,150.0

Property, plant and equipment, net	3,285.7	3,288.5	3,078.7
Goodwill	8,081.0	8,063.9	6,119.5
Other intangible assets, net	4,138.3	4,224.1	2,966.8
Operating lease assets	385.8	396.8	412.5
Other assets	571.9	546.0	480.6
Total assets	$21,067.2	$21,206.4	$18,208.1

Liabilities and Equity
Current liabilities
Short-term debt	$493.1	$411.0	$24.3
Accounts payable	1,423.9	1,384.2	1,128.2
Compensation and benefits	469.6	509.5	457.6
Income taxes	108.6	104.3	52.4
Other current liabilities	1,136.1	1,144.2	1,189.7
Total current liabilities	3,631.3	3,553.2	2,852.2

Long-term debt	8,267.2	8,347.2	6,685.8
Postretirement health care and pension benefits	874.5	894.2	1,207.8
Deferred income taxes	619.2	622.0	526.8
Operating lease liabilities	275.2	282.6	291.2
Other liabilities	294.7	254.1	324.2
Total liabilities	13,962.1	13,953.3	11,888.0

Equity
Common stock	364.5	364.1	363.0
Additional paid-in capital	6,501.5	6,464.6	6,285.7
Retained earnings	8,840.4	8,814.5	8,299.3
Accumulated other comprehensive loss	(1,563.6)	(1,634.8)	(1,914.5)
Treasury stock	(7,061.2)	(6,784.2)	(6,741.2)
Total Ecolab shareholders’ equity	7,081.6	7,224.2	6,292.3
Noncontrolling interest	23.5	28.9	27.8
Total equity	7,105.1	7,253.1	6,320.1
Total liabilities and equity	$21,067.2	$21,206.4	$18,208.1

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2022	2021

Net sales
Reported GAAP net sales	$3,266.7	$2,885.0
Effect of foreign currency translation	(11.3)	(76.7)
Non-GAAP fixed currency sales	3,255.4	2,808.3
Effect of acquisitions and divestitures	(142.5)	(32.8)
Non-GAAP acquisition adjusted fixed currency sales	$3,112.9	$2,775.5

Cost of sales
Reported GAAP cost of sales	$2,073.4	$1,712.0
Special (gains) and charges	52.9	19.6
Non-GAAP adjusted cost of sales	$2,020.5	$1,692.4

Gross margin
Reported GAAP gross margin	36.5%	40.7%
Non-GAAP adjusted gross margin	38.1%	41.3%

Operating income
Reported GAAP operating income	$254.5	$297.3
Effect of foreign currency translation	(2.8)	(13.2)
Non-GAAP fixed currency operating income	251.7	284.1
Special (gains) and charges	77.0	32.4
Non-GAAP adjusted fixed currency operating income	328.7	316.5
Effect of acquisitions and divestitures	2.5	0.0
Non-GAAP acquisition adjusted fixed currency operating income	$331.2	$316.5

Operating income margin
Reported GAAP operating income margin	7.8%	10.3%
Non-GAAP adjusted fixed currency operating income margin	10.1%	11.3%
Non-GAAP acquisition adjusted fixed currency operating income margin	10.6%	11.4%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2022	2021
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$171.9	$193.6
Special (gains) and charges, after tax	63.6	24.2
Discrete tax net expense (benefit)	1.0	16.1
Non-GAAP adjusted net income attributable to Ecolab	$236.5	$233.9

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$0.60	$0.67
Special (gains) and charges, after tax	0.22	0.08
Discrete tax net expense (benefit)	0.00	0.06
Non-GAAP adjusted diluted EPS	$0.82	$0.81

Provision for Income Taxes
Reported GAAP tax rate	20.7%	25.2%
Special gains and charges	(0.9)	-
Discrete tax items	(0.3)	(5.5)
Non-GAAP adjusted tax rate	19.5%	19.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,557.0	($5.9)	$1,551.1	$1,384.9	-	$1,384.9
Global Institutional & Specialty	1,005.1	-	1,005.1	844.1	-	844.1
Global Healthcare & Life Sciences	362.6	(101.9)	260.7	281.1	-	281.1
Other	296.0	-	296.0	265.4	-	265.4
Corporate	34.7	(34.7)	-	32.8	(32.8)	-
Subtotal at fixed currency rates	3,255.4	(142.5)	3,112.9	2,808.3	(32.8)	2,775.5
Currency impact	11.3			76.7
Consolidated reported GAAP net sales	$3,266.7			$2,885.0

Operating Income (loss)
Global Industrial	$189.2	($0.8)	$188.4	$209.8	-	$209.8
Global Institutional & Specialty	110.8	-	110.8	61.9	-	61.9
Global Healthcare & Life Sciences	44.1	(19.6)	24.5	42.6	-	42.6
Other	37.2	-	37.2	32.3	-	32.3
Corporate	(52.6)	22.9	(29.7)	(30.1)	-	(30.1)
Subtotal at fixed currency rates	328.7	2.5	331.2	316.5	-	316.5
Special (gains) and charges	77.0			32.4
Reported OI at fixed currency rates	251.7			284.1
Currency impact	2.8			13.2
Consolidated reported GAAP operating income	$254.5			$297.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (1)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (2)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60
Adjustments:
Special (gains) and charges (3)	0.22
Discrete tax expense (benefits) (4)	0.00
Adjusted diluted earnings per share (Non-GAAP)	$0.82

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include COVID-19 related inventory write downs and employee-related costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.

(3) Special (gains) and charges for 2022 includes charges of $63.6 million, net of tax, in the first quarter. Charges include acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2022 includes $1.0 million in the first quarter. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.